Exhibit 4.1

AMENDMENT TO SENIOR SECURED CONVERTIBLE NOTE

THIS AMENDMENT TO SENIOR SECURED CONVERTIBLE NOTE (this “Agreement”), dated February 13, 2025 is made by and between Scorpius Holdings, Inc., a Delaware corporation (the “Company”), and [ ] (the “Holder”).

WHEREAS, the Company executed and delivered a Senior Secured Convertible Note, dated December 6, 2024, to the Holder in the original principal amount of [ ] (the “Note”); and

WHEREAS, the Company and Holder desire to amend the Note as set forth herein.

NOW, THEREFORE, for other good and valuable consideration, the parties hereto hereby agree as follows:

1. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Note.

2. Section 3(b)(ii) of the Note is hereby amended and restated as follows:

(ii) “Conversion Price” means $0.25 per share, subject to the approval of NYSE American LLC of the transaction contemplated by the Securities Purchase Agreement and the Company’s issuance of this Note, subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events.

3. The definition of “Stockholder Approval” as defined in Section 33(ll) of the Note is hereby amended and restated as follows:

 (ll) “Stockholder Approval” means such approval as may be required by the applicable rules and regulations of the NYSE American (or any successor entity) from the stockholders of the Company, as well as approval of the Supplemental Listing Application by NYSE American authorizing the issuance of the shares of the Company’s Common Stock requested by the Company to be issued pursuant to the redemption or conversion of this Note and/or the issuance of the Warrants pursuant to the Securities Purchase Agreement and the shares of Common Stock issuable upon exercise of the Warrants. The Company shall use its commercially reasonable best efforts to obtain all components of Stockholder Approval, including its officers and directors will enter into the Voting Agreement.

4. For the avoidance of doubt, as of February 13, 2025, the NYSE American has only authorized the issuance of 47,396,667 shares of Common Stock issuable upon conversion of this Note and exercise of the Warrants (with 13,388,889 shares of Common Stock allocated to exercise of the Warrants and the remaining shares allocated to conversion of the Notes) and that no shares of Common Stock may be issued to the Holder upon redemption or conversion of the Notes and exercise of the Warrants in excess of 47,396,667 shares until an additional Supplemental Listing Application authorizing the issuance of such shares has been approved by NYSE American.

5. Except as specifically modified and amended herein, all other terms, conditions and covenants contained in the Note shall remain in full force and effect.

6. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument.

7. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Company and the Holder.

8. This Agreement shall be governed, construed and interpreted in accordance with the laws of the state of New York, without giving effect to principles of conflicts of law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY:

SCORPIUS HOLDINGS, INC.

By: _________________________________

Name: William Ostrander

Title: Chief Financial Officer

HOLDER:

[ ]

By: _________________________________

Name:

Title: